Exhibit 23.5

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of FMSA Holdings Inc. and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our “Proppant Market Analysis: 13Q4 Release,” published in March 2014.

Very truly yours,

/s/ Christopher J. Robart
Christopher J. Robart, Partner
PacWest Consulting Partners

August 22, 2014